news release

EXHIBIT 99.1
FOR RELEASE AT 4:30 AM PT
JANUARY 29, 2021

Chevron Announces Fourth Quarter 2020 Results
•Fourth quarter loss of $665 million; adjusted loss of $11 million
•Annual capital spending down 35 percent
•Increased 2020 dividend per share for 33rd consecutive year
San Ramon, Calif., January 29, 2021 – Chevron Corporation (NYSE: CVX) today reported a loss of $665 million ($(0.33) per share - diluted) for fourth quarter 2020, compared with a loss of $6.6 billion ($(3.51) per share - diluted) in fourth quarter 2019. Included in the current quarter was a charge of $120 million associated with Noble Energy, Inc. acquisition costs. Foreign currency effects decreased earnings by $534 million. Adjusted loss of $11 million ($(0.01) per share - diluted) in fourth quarter 2020 compares to adjusted earnings of $2.8 billion ($1.49 per share - diluted) in fourth quarter 2019.
Chevron reported a full-year 2020 loss of $5.5 billion ($(2.96) per share - diluted), compared with earnings of $2.9 billion ($1.54 per share - diluted) in 2019. Included in 2020 were net charges for special items of $4.5 billion, compared to net charges of $8.7 billion for special items in 2019. Foreign currency effects decreased earnings in 2020 by $645 million. Adjusted loss of $368 million ($(0.20) per share - diluted) in full-year 2020 compares to adjusted earnings of $11.9 billion ($6.27 per share - diluted) in full-year 2019. For a reconciliation of adjusted earnings/(loss), see Attachment 5.
Sales and other operating revenues in fourth quarter 2020 were $25 billion, compared to $35 billion in the year-ago period.
Earnings Summary

	Three Months Ended Dec. 31		Year Ended Ended Dec. 31
Millions of dollars	2020	2019	2020	2019
Earnings by business segment
Upstream	$501	$(6,734)	$(2,433)	$2,576
Downstream	(338)	672	47	2,481
All Other	(828)	(548)	(3,157)	(2,133)
Total (1)(2)	$(665)	$(6,610)	$(5,543)	$2,924
(1) Includes foreign currency effects	$(534)	$(256)	$(645)	$(304)
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“2020 was a year like no other,” said Mike Wirth, Chevron’s chairman of the board and chief executive officer. “We were well positioned when the pandemic and economic crisis hit, and we exited the year with a strong balance sheet, having completed a major acquisition and increased our dividend payout for the 33rd consecutive year.”

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“When market conditions deteriorated, we swiftly reduced capital spending by 35 percent from 2019 and also reduced operating costs, demonstrating our commitment to capital and cost discipline,” Wirth added. Excluding severance expense, 2020 operating expenses were down $1.4 billion from the prior year. Chevron also completed an enterprise-wide transformation program and the integration of Noble Energy, positioning the company for the future.
“The acquisition of Noble Energy was completed in October, adding high-quality assets, opportunities and people to Chevron,” Wirth said. The company also generated asset sales proceeds of $2.9 billion in 2020, including the sale of its Appalachia natural gas business in December. For 2018 through 2020, the company generated asset sales proceeds of $7.7 billion, in the middle of its guidance range of $5-$10 billion.
Chevron added 832 million barrels of net oil-equivalent proved reserves in 2020. These additions, which are subject to final reviews, are net of reductions associated with lower commodity prices, decisions to reduce capital funding for various projects and asset sales. The largest net additions were from the acquisition of Noble Energy and from assets in Kazakhstan. The largest net reductions were from assets in Australia, Venezuela, and the Permian Basin and asset sales in Appalachia. The company will provide additional details relating to 2020 reserve additions in its Annual Report on Form 10-K scheduled for filing with the SEC on February 25, 2021.
“In 2020, we increased production of renewable products and investments in low-carbon technologies, consistent with our commitment to succeed in a lower carbon future,” Wirth stated. During the year, the company announced first gas production at its CalBioGas renewable natural gas (RNG) joint venture in California, formed a new RNG partnership with Brightmark and announced first production of renewable base oil through its Novvi joint venture. The company also entered agreements to invest in carbon capture and other emerging low carbon technologies through its Future Energy Fund.
At year-end, balances of cash, cash equivalents, and marketable securities totaled $5.6 billion, a decrease of $0.1 billion from the end of 2019. Total debt at December 31, 2020 was $44.3 billion, an increase of $17.3 billion from a year earlier, including $9.4 billion from Noble Energy.
UPSTREAM
Worldwide net oil-equivalent production was 3.28 million barrels per day in fourth quarter 2020, an increase of 6 percent from a year ago. The increase was largely due to the Noble Energy acquisition, partially offset by production curtailments. Worldwide net oil-equivalent production for the full-year 2020 was 3.08 million barrels per day, an increase of 1 percent from the prior year.

U.S. Upstream
	Three Months Ended Dec. 31		Year Ended Ended Dec. 31
Millions of dollars	2020	2019	2020	2019
Earnings	$101	$(7,465)	$(1,608)	$(5,094)
U.S. upstream operations earned $101 million in fourth quarter 2020, compared with a loss of $7.47 billion a year earlier. The increase was primarily due to the absence of fourth quarter 2019 impairments of $8.2 billion, partially offset by lower crude oil realizations.
The company’s average sales price per barrel of crude oil and natural gas liquids was $33 in fourth quarter 2020, down from $47 a year earlier. The average sales price of natural gas was $1.49 per thousand cubic feet in fourth quarter 2020, up from $1.10 in last year’s fourth quarter.
Net oil-equivalent production of 1.20 million barrels per day in fourth quarter 2020 was up 197,000 barrels per day from a year earlier. The increase was due to 231,000 barrels per day of

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production from the Noble Energy acquisition. Additional production increases from shale and tight properties in the Permian Basin were more than offset by normal field declines, weather effects in the Gulf of Mexico and a 25,000 barrels per day decrease related to the Appalachian asset sale. The net liquids component of oil-equivalent production in fourth quarter 2020 increased 14 percent to 880,000 barrels per day, while net natural gas production increased 39 percent to 1.89 billion cubic feet per day, compared to last year’s fourth quarter.

International Upstream
	Three Months Ended Dec. 31		Year Ended Ended Dec. 31
Millions of dollars	2020	2019	2020	2019
Earnings*	$400	$731	$(825)	$7,670
*Includes foreign currency effects	$(384)	$(226)	$(285)	$(323)
International upstream operations earned $400 million in fourth quarter 2020, compared with $731 million a year ago. The decrease in earnings was primarily due to the absence of a 2019 gain of $1.2 billion on the sale of the U.K. Central North Sea assets, lower crude oil and natural gas realizations and lower crude oil sales volumes. Partially offsetting the decrease was the absence of fourth quarter 2019 write-offs and impairment charges of $2.2 billion along with lower operating expenses. Foreign currency effects had an unfavorable impact on earnings of $158 million between periods.
The average sales price for crude oil and natural gas liquids in fourth quarter 2020 was $40 per barrel, down from $57 a year earlier. The average sales price of natural gas was $4.23 per thousand cubic feet in the fourth quarter, compared with $5.71 in last year’s fourth quarter.
Net oil-equivalent production of 2.08 million barrels per day in fourth quarter 2020 was flat relative to fourth quarter 2019. Higher production due to 124,000 barrels per day of production from the Noble Energy acquisition and favorable entitlement effects were offset by production curtailments associated with OPEC+ restrictions and market conditions, asset sale-related decreases of 82,000 barrels per day and normal field declines. The net liquids component of oil-equivalent production decreased 2 percent to 1.10 million barrels per day in fourth quarter 2020, while net natural gas production of 5.90 billion cubic feet per day increased 3 percent, compared to last year's fourth quarter.
DOWNSTREAM

U.S. Downstream
	Three Months Ended Dec. 31		Year Ended Ended Dec. 31
Millions of dollars	2020	2019	2020	2019
Earnings	$(174)	$488	$(571)	$1,559
U.S. downstream operations reported a loss of $174 million in fourth quarter 2020, compared with earnings of $488 million a year earlier. The decrease was mainly due to lower margins on refined product sales and lower sales volumes, partially offset by lower operating expenses and higher earnings from 50 percent-owned Chevron Phillips Chemical Company LLC.
Refinery crude oil input in fourth quarter 2020 decreased 17 percent to 806,000 barrels per day from the year-ago period, as the company cut refinery runs in response to the weak refining margin environment.
Refined product sales of 1.02 million barrels per day were also down 17 percent from fourth quarter 2019, mainly due to lower jet fuel, diesel and gasoline demand associated with the COVID-19 pandemic.

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International Downstream
	Three Months Ended Dec. 31		Year Ended Ended Dec. 31
Millions of dollars	2020	2019	2020	2019
Earnings*	$(164)	$184	$618	$922
*Includes foreign currency effects	$(140)	$(32)	$(152)	$17
International downstream operations reported a loss of $164 million in fourth quarter 2020, compared with earnings of $184 million a year earlier. The decrease in earnings was largely due to lower margins on refined product sales, partially offset by lower operating expenses. Foreign currency effects had an unfavorable impact on earnings of $108 million between periods.
Refinery crude oil input of 541,000 barrels per day in fourth quarter 2020 decreased 6 percent from the year-ago period, primarily due to the economic slowdowns in response to the COVID-19 pandemic, partially offset by the absence of the fourth quarter 2019 major planned turnaround at the Star Petroleum Refining Company in Thailand.
Refined product sales of 1.23 million barrels per day in fourth quarter 2020 were down 4 percent from the year-ago period, mainly due to lower jet fuel demand associated with the COVID-19 pandemic, partially offset by higher diesel sales resulting from the second quarter 2020 acquisition of Puma Energy (Australia) Holdings Pty Ltd.
ALL OTHER

	Three Months Ended Dec. 31		Year Ended Ended Dec. 31
Millions of dollars	2020	2019	2020	2019
Net Charges*	$(828)	$(548)	$(3,157)	$(2,133)
*Includes foreign currency effects	$(10)	$2	$(208)	$2
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in fourth quarter 2020 were $828 million, compared to $548 million a year earlier. The increase in net charges between periods was mainly due to higher pension expenses and Noble Energy acquisition costs, partially offset by favorable tax items. Foreign currency effects increased net charges by $12 million between periods.
CASH FLOW FROM OPERATIONS
Cash flow from operations in 2020 was $10.6 billion, compared with $27.3 billion in 2019. Excluding working capital effects, cash flow from operations in 2020 was $12.2 billion, compared with $25.8 billion in 2019.
CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in 2020 were $13.5 billion, compared with $21.0 billion in 2019. The amounts included $4.0 billion in 2020 and $6.1 billion in 2019 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 81 percent of the company-wide total in 2020. Included in 2020 were inorganic capital expenditures of $350 million primarily associated with the downstream acquisition of Puma Energy (Australia) Holdings Pty Ltd. The acquisition of Noble Energy is not included in the company’s capital and exploratory expenditures.

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# # #
Contact: Sean Comey -- +1 925-842-5509
NOTICE
Chevron’s discussion of fourth quarter 2020 earnings with security analysts will take place on Friday, January 29, 2021, at 8:00 a.m. PT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Additional financial and operating information and other complementary materials will be available under “Events and Presentations” in the “Investors” section on the Chevron website.
As used in this news release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.
Please visit Chevron’s website and Investor Relations page at www.chevron.com and www.chevron.com/investors, LinkedIn: www.linkedin.com/company/chevron, Twitter: @Chevron, Facebook: www.facebook.com/chevron, and Instagram: www.instagram.com/chevron, where Chevron often discloses important information about the company, its business, and its results of operations.
This press release includes adjusted earnings/(loss), which reflect earnings or losses excluding significant non-operational items including impairment charges, write-offs, severance costs, Noble Energy acquisition costs, gains on asset sales, unusual tax items, the Anadarko merger termination fee, foreign currency effects and other special items. We believe it is useful for investors to consider these figures in comparing the underlying performance of our business across periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. A reconciliation to net income (loss) attributable to Chevron Corporation is shown in Attachment 5.
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements relating to Chevron’s operations that are based on management's current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on schedule,” “on track,” “is slated,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices and demand for our products, and production curtailments due to market conditions; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related government policies and actions; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; changing refining, marketing and chemicals margins; the company’s ability to realize anticipated cost savings, expenditure reductions and efficiencies associated with enterprise transformation initiatives; actions of competitors or regulators; timing of exploration expenses; timing of

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crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of the company’s suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas during the COVID-19 pandemic; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the company’s control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from pending or future litigation; the company's ability to achieve the anticipated benefits from the acquisition of Noble Energy; the company’s future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government mandated sales, divestitures, recapitalizations, industry-specific taxes, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the receipt of required Board authorizations to pay future dividends; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 18 through 21 of the company's 2019 Annual Report on Form 10-K, as updated by Part II, Item 1A, "Risk Factors" in the company's subsequently filed Quarterly Reports on Form 10-Q, and in other subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)
(unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended December 31		Year Ended December 31
REVENUES AND OTHER INCOME	2020	2019	2020	2019

Sales and other operating revenues	$24,843	$34,574	$94,471	$139,865
Income (loss) from equity affiliates	568	538	(472)	3,968
Other income (loss)	(165)	1,238	693	2,683
Total Revenues and Other Income	25,246	36,350	94,692	146,516
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	13,387	19,693	50,488	80,113
Operating expenses *	6,488	7,214	25,416	25,945
Exploration expenses	367	272	1,537	770
Depreciation, depletion and amortization	4,486	16,429	19,508	29,218
Taxes other than on income	1,276	969	4,499	4,136
Interest and debt expense	199	178	697	798
Total Costs and Other Deductions	26,203	44,755	102,145	140,980
Income (Loss) Before Income Tax Expense	(957)	(8,405)	(7,453)	5,536
Income tax expense (benefit)	(301)	(1,738)	(1,892)	2,691
Net Income (Loss)	(656)	(6,667)	(5,561)	2,845
Less: Net income (loss) attributable to noncontrolling interests	9	(57)	(18)	(79)
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$(665)	$(6,610)	$(5,543)	$2,924

* Includes operating expense, selling, general and administrative expense, and other components of net periodic benefit costs

PER-SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$(0.33)	$(3.51)	$(2.96)	$1.55
- Diluted	$(0.33)	$(3.51)	$(2.96)	$1.54

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,910,724	1,872,317	1,870,027	1,882,499
- Diluted	1,910,724	1,872,317	1,870,027	1,895,126

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended December 31		Year Ended December 31
	2020	2019	2020	2019
Upstream
United States	$101	$(7,465)	$(1,608)	$(5,094)
International	400	731	(825)	7,670
Total Upstream	501	(6,734)	(2,433)	2,576
Downstream
United States	(174)	488	(571)	1,559
International	(164)	184	618	922
Total Downstream	(338)	672	47	2,481
All Other (1)	(828)	(548)	(3,157)	(2,133)
Total (2)	$(665)	$(6,610)	$(5,543)	$2,924

SELECTED BALANCE SHEET ACCOUNT DATA (Preliminary)	Dec 31, 2020	Dec 31, 2019
Cash and Cash Equivalents	$5,596	$5,686
Marketable Securities	$31	$63
Total Assets	$239,790	$237,428
Total Debt	$44,315	$26,973
Total Chevron Corporation Stockholders' Equity	$131,688	$144,213

	Three Months Ended December 31		Year Ended December 31
CAPITAL AND EXPLORATORY EXPENDITURES(3)	2020	2019	2020	2019
United States
Upstream	$1,198	$2,268	$5,130	$8,197
Downstream	271	487	1,021	1,868
Other	43	132	226	365
Total United States	1,512	2,887	6,377	10,430

International
Upstream	1,285	2,754	5,784	9,627
Downstream	376	370	1,325	920
Other	4	5	13	17
Total International	1,665	3,129	7,122	10,564
Worldwide	$3,177	$6,016	$13,499	$20,994
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income (Loss) Attributable to Chevron Corporation (See Attachment 1).
(3) Includes interest in affiliates:
United States	$73	$112	$324	$368
International	846	1,422	3,658	5,744
Total	$919	$1,534	$3,982	$6,112

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3
(Billions of Dollars)
(unaudited)

SUMMARIZED STATEMENT OF CASH FLOWS (Preliminary)[1]
	Year Ended December 31
OPERATING ACTIVITIES	2020	2019
Net Income (Loss)	$(5.6)	$2.8
Adjustments
Depreciation, depletion and amortization	19.5	29.2
Distributions more (less) than income from equity affiliates	2.0	(2.1)
Loss (gain) on asset retirements and sales	(0.8)	(1.4)
Net foreign currency effects	0.6	0.3
Deferred income tax provision	(3.6)	(2.0)
Net decrease (increase) in operating working capital	(1.7)	1.5
Other operating activity	—	(1.1)
Net Cash Provided by Operating Activities	$10.6	$27.3

INVESTING ACTIVITIES
Capital expenditures	(8.9)	(14.1)
Proceeds and deposits related to asset sales and returns of investment	3.0	3.0
Net maturities of (investments in) time deposits	—	1.0
Other investing activity(2)	(1.0)	(1.2)
Net Cash Used for Investing Activities	$(7.0)	$(11.5)

FINANCING ACTIVITIES
Net change in debt	7.5	(7.8)
Cash dividends — common stock	(9.7)	(9.0)
Net sales (purchases) of treasury shares	(1.5)	(2.9)
Distributions to noncontrolling interests	—	—
Net Cash Used for Financing Activities	$(3.7)	$(19.8)

EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(0.1)	0.3
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$(0.2)	$(3.6)
(1) Totals may not match sum of parts due to presentation in billions.
(2) Primarily borrowings of loans by equity affiliates.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 4
(unaudited)

OPERATING STATISTICS (1)	Three Months Ended December 31		Year Ended December 31
NET LIQUIDS PRODUCTION (MB/D): (2)	2020	2019	2020	2019
United States	880	771	790	724
International	1,098	1,122	1,078	1,141
Worldwide	1,978	1,893	1,868	1,865
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,892	1,363	1,607	1,225
International	5,904	5,747	5,683	5,932
Worldwide	7,796	7,110	7,290	7,157
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	1,195	998	1,058	929
International	2,082	2,080	2,025	2,129
Worldwide	3,277	3,078	3,083	3,058
SALES OF NATURAL GAS (MMCF/D):
United States	3,581	4,121	3,894	4,016
International	5,369	5,713	5,634	5,869
Worldwide	8,950	9,834	9,528	9,885
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	249	284	233	231
International	104	92	120	106
Worldwide	353	376	353	337
SALES OF REFINED PRODUCTS (MB/D):
United States	1,019	1,234	1,003	1,250
International (5)	1,228	1,278	1,221	1,327
Worldwide	2,247	2,512	2,224	2,577
REFINERY INPUT (MB/D):
United States	806	975	793	947
International	541	576	584	617
Worldwide	1,347	1,551	1,377	1,564

(1) Includes interest in affiliates.
(2) Includes net production of synthetic oil:
Canada	60	58	54	53
Venezuela Affiliate	—	—	—	3
(3) Includes natural gas consumed in operations (MMCF/D):
United States	47	41	37	36
International	550	577	566	602
(4)    Oil-equivalent production is the sum of net liquids production, net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	337	385	348	379

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 5
(Millions of Dollars)
(unaudited)

RECONCILIATION OF NON-GAAP MEASURES
	Three Months Ended December 31, 2020			Three Months Ended December 31, 2019			Year Ended December 31, 2020			Year Ended December 31, 2019
	Pre- Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax	Pre- Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax
REPORTED EARNINGS
U.S. Upstream			$101			$(7,465)			$(1,608)			$(5,094)
Int'l Upstream			400			731			(825)			7,670
U.S. Downstream			(174)			488			(571)			1,559
Int'l Downstream			(164)			184			618			922
All Other			(828)			(548)			(3,157)			(2,133)
Net Income (Loss) Attributable to Chevron			$(665)			$(6,610)			$(5,543)			$2,924

SPECIAL ITEMS
U.S. Upstream
Impairments & write-offs	$—	$—	$—	$(10,639)	$2,469	$(8,170)	$(1,575)	$385	$(1,190)	$(10,639)	$2,469	$(8,170)
Severance accruals	—	—	—	—	—	—	(157)	37	(120)	—	—	—
Noble acquisition costs	(25)	5	(20)	—	—	—	(25)	5	(20)	—	—	—
Int'l Upstream
Asset sale gains	—	—	—	1,319	(119)	1,200	550	—	550	1,319	(119)	1,200
Impairments & write-offs	—	—	—	(2,464)	284	(2,180)	(4,106)	516	(3,590)	(2,464)	284	(2,180)
Severance accruals	—	—	—	—	—	—	(374)	84	(290)	—	—	—
Tax Items	—	—	—	—	—	—	—	690	690	—	180	180
U.S. Downstream
Severance accruals	—	—	—	—	—	—	(109)	29	(80)	—	—	—
Int'l Downstream
Severance accruals	—	—	—	—	—	—	(79)	19	(60)	—	—	—
All Other
Mining remediation	—	—	—	—	—	—	(118)	28	(90)	—	—	—
Repatriation tax	—	—	—	—	—	—	—	—	—	—	(430)	(430)
Severance accruals	—	—	—	—	—	—	(295)	65	(230)	—	—	—
Anadarko merger termination fee	—	—	—	—	—	—	—	—	—	1,000	(260)	740
Noble acquisition costs	(127)	27	(100)	—	—	—	(127)	27	(100)	—	—	—
Total Special Items	$(152)	$32	$(120)	$(11,784)	$2,634	$(9,150)	$(6,415)	$1,885	$(4,530)	$(10,784)	$2,124	$(8,660)

FOREIGN CURRENCY EFFECTS
Int'l Upstream			$(384)			$(226)			$(285)			$(323)
Int'l Downstream			(140)			(32)			(152)			17
All Other			(10)			2			(208)			2
Total Foreign Currency Effects			$(534)			$(256)			$(645)			$(304)

ADJUSTED EARNINGS/(LOSS)*
U.S. Upstream			$121			$705			$(278)			$3,076
Int'l Upstream			784			1,937			2,100			8,793
U.S. Downstream			(174)			488			(491)			1,559
Int'l Downstream			(24)			216			830			905
All Other			(718)			(550)			(2,529)			(2,445)
Total Adjusted Earnings/(Loss)			$(11)			$2,796			$(368)			$11,888

Total Adjusted Earnings/(Loss) per share			$(0.01)			$1.49			$(0.20)			$6.27

* Adjusted Earnings/(Loss) is defined as Net Income (loss) attributable to Chevron Corporation excluding special items and foreign currency effects.